Exhibit 99.1
FINANCIAL HIGHLIGHTS
Croghan’s net income for the quarter ended December 31, 2008 was $1,090,000, or $.63 per common share, compared to $1,363,000, or $.78 per common share for the same period in 2007. Net income for the year ended December 31, 2008 was $4,352,000, or $2.51 per common share, compared to $5,511,000, or $3.13 per common share for the same period in 2007. The decrease in net income is primarily due to a $400,000 provision for loan losses recognized during the three month period ended December 31, 2008, compared to a $100,000 loan loss provision during the same period in 2007. Loan loss provision for the year ended December 31, 2008 totaled $1,550,000, compared to $100,000 loan loss provision for the same period ended December 31, 2007. The increase in the provision for loan losses were due to larger charge-offs incurred primarily from the commercial and real estate portfolios.
Total assets increased to $460,476,000 at December 31, 2008, compared to $455,128,000 at December 31, 2007. Total loans decreased $1,081,000, or .3%, to $349,433,000 at December 31, 2008, compared to $350,514,000 at December 31, 2007. Total securities increased $21,502,000, or 41.8%, to $72,981,000 at December 31, 2008, compared to $51,479,000 at December 31, 2007. Total deposits at December 31, 2008 decreased $17,756,000, or 4.9%, to $345,077,000 from $362,833,000 at December 31, 2007. Total stockholders’ equity at December 31, 2008 amounted to $54,819,000, a 2.9% increase as compared to $53,288,000 at December 31, 2007.
On December 9, 2008, the Board of Directors declared a dividend of $.32 per share, payable on January 30, 2009 to shareholders of record as of January 9, 2009. Dividends declared for the year ended December 31, 2008 totaled $1.28 per share, compared to $1.24 per share for the same period in 2007.
On January 13, 2009, the Board of Directors approved an extension of Croghan’s stock repurchase program for an additional six months commencing on February 1, 2009. Up to 5% of Croghan’s outstanding common shares periodically may be purchased in the over-the-counter market during the six-month period depending upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, Croghan has repurchased 201,313 common shares.
On the basis of transaction prices quoted on the OTC Bulletin Board (symbol “CHBH”), the daily closing price for Croghan’s common shares ranged from $23.00 to $27.75 during the quarter ended December 31, 2008. Also, based upon transaction prices quoted on the OTC Bulletin Board, the closing price for Croghan shares on December 31, 2008 was $25.00, compared to a closing price of $35.00 on December 31, 2007.

MANAGEMENT COMMENTS
We’ve seen an extraordinary series of interconnected events during 2008, starting with the subprime mortgage collapse and moving through a global credit freeze. We also saw the takeover of A.I.G., the fall of Lehman Brothers, the rescue of Washington Mutual, the sale of Wachovia’s banking business, the decline of the stock market, and, most importantly, the federal government’s plan to bail out troubled financial institutions.
These events were the result of a host of factors, including the low-interest-rate environment, changes to the securitization process, deregulation, and the explosion of non-bank mortgage lending and the growing popularity of adjustable rate mortgages. The list could go on and on. However, what’s more interesting is that any one of those seismic events would be remarkable on its own. The fact that they all took place within a little more than a year means that we’re part of a once-in-a-century kind of phenomenon, one that will ultimately change our financial landscape. And it will do so in ways that none of us can clearly see right now.
In this kind of economic environment, it’s easy to let fear, instead of fundamentals, rule financial decisions. While it is true that no one is totally immune from the turbulence currently surrounding our industry, it is equally true that Croghan Colonial Bank is in a much better position than many others. Our management team remains committed to credit quality and capital strength, the fundamentals of which will guide us through the current economic conditions.
As we begin 2009, we’re pleased to have the fundamentals in place that allow us to view a challenging financial climate as one of opportunity. We look forward to moving and changing with the economic environment and taking full advantage of being a strong, well-capitalized community bank.

Croghan Bancshares, Inc.
Financial Highlights

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,	Percent
	2008	2007	Change
Net Income	$1,090,000	$1,363,000	-20.0%

Income per common share	$0.63	$0.78	-19.2%
Dividends per common share	$0.32	$0.31	3.2%

	Twelve	Twelve
	Months Ended	Months Ended
	December 31,	December 31,	Percent
	2008	2007	Change
Net Income	$4,352,000	$5,511,000	-21.0%

Income per common share	$2.51	$3.13	-19.8%
Dividends per common share	$1.28	$1.24	3.2%

	December 31,	December 31,
	2008	2007
Assets	$460,476,000	$455,128,000	1.2%
Loans	$349,433,000	$350,514,000	-0.3%
Securities	$72,981,000	$51,479,000	41.8%
Deposits	$345,077,000	$362,833,000	-4.9%
Stockholders’ Equity	$54,819,000	$53,288,000	2.9%